Exhibit 99.1

August 19, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639 ltasseff@steinmart.com

Stein Mart, Inc. Reports Second Quarter Fiscal 2016 Results

Introducing New Merchandising and Marketing Initiatives in Third Quarter

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended July 30, 2016.

Second Quarter Highlights

•	Diluted earnings per share of $0.06 compared to $0.09 in 2015

•	Total sales increased 2.6 percent and comparable store sales decreased 1.4 percent

•	Eight new stores opening this fall will complete the 2016 plan for 13 stores

Net income for the second quarter was $3.0 million or $0.06 per diluted share compared to net income of $4.1 million or $0.09 per diluted share in 2015. For the first six months of 2016, net income was $16.3 million or $0.35 per diluted share compared to $17.7 million or $0.38 per diluted share in the same period in 2015. The first six months of 2016 includes $1.7 million, or $0.02 per diluted share, higher expense for actual and anticipated legal settlements.

Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first half was $48.7 million compared to $46.9 million in 2015 (see Note 1).

“Our sales trends improved in the second quarter from the first quarter. Though same store sales were down, the improved trend, along with our new stores, increased our total sales for the quarter,” said Dawn Robertson, Chief Executive Officer. “We managed our spring markdowns and seasonal inventories well and continued our focus on controlling expenses in a challenging apparel sales environment.”

“Beginning in the third quarter, we are introducing some of our exciting new merchandising and marketing initiatives,” continued Robertson. “For our existing loyal customers, these include rolling out our revitalized merchandise assortments, Fabulous Finds and the new ‘A List’ program. In addition, we are aggressively growing our activewear business in all stores and presenting a modern assortment in 60 stores to attract and grow a new customer demographic. We are excited about all of these new initiatives which we believe will positively impact sales.”

Sales

Total sales for the second quarter of 2016 increased 2.6 percent to $319.8 million, while comparable store sales decreased 1.4 percent. For the first six months of 2016, total sales increased 1.6 percent to $675.5 million, while comparable store sales decreased 2.5 percent.

Gross Profit

Gross profit for the second quarter of 2016 was $89.4 million or 28.0 percent of sales compared to $88.9 million or 28.5 percent of sales in 2015. The decrease in the second quarter gross profit rate is due to higher markdowns and higher occupancy costs.

Gross profit for the first six months of 2016 was $198.3 million or 29.4 percent of sales compared to $197.3 million or 29.7 percent of sales in 2015. The decrease in the gross profit rate for the first half was the result of higher occupancy costs and the higher second quarter markdowns.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the second quarter of 2016 were $83.8 million or 26.2 percent of sales compared to $81.5 million or 26.2 percent of sales in 2015. The $2.3 million increase in SG&A expenses is primarily the result of higher operating expenses for new stores.

For the first six months, SG&A expenses were $170.3 million compared to $167.2 million in 2015. SG&A expenses for the first six months include $1.7 million higher expense for actual and anticipated legal settlements. Excluding these costs from each period, SG&A expenses for the first half would be $168.5 million or 24.9 percent of sales compared to $167.1 million or 25.1 percent of sales in 2015.

Inventories

Inventories were $280 million at the end of the second quarter of 2016 compared to $277 million at the same time last year. Average inventories per store were down 4 percent from last year.

Interest Expense and Debt

Interest expense for the second quarter of 2016 was $0.9 million compared to $0.8 million in 2015. For the first six months, interest expense was $1.8 million compared to $1.5 million last year. Borrowings under our credit facilities were $167 million at the end of the second quarter. Unused availability was $91 million at the end of the quarter.

Store Activity

We had 283 stores at the end of the second quarter compared to 269 last year. Pre-opening costs related to new and relocated stores were $0.3 million for the second quarter of 2016 compared to $0.5 million in last year’s second quarter. Pre-opening costs for the first six months of 2016 were $1.4 million compared to $0.8 million last year.

We are opening eight new stores this fall for a total of 13 new stores this year. We are closing one store this month and will have 290 stores at the end of the year.

Updated 2016 Outlook

We have updated our full year 2016 outlook as follows:

•	We continue to expect that new stores will increase sales an estimated 4 percent above our comparable store sales results for the full year.

•	We continue to expect our gross profit rate to be 50 basis points higher than in 2015 as we return to more normal markdown levels in the fourth quarter.

•	We are now forecasting SG&A expenses for the full year to be approximately $360 million compared to the $370 million previously estimated. Expenses for fall 2016 will be higher than fall 2015 due to new stores, with the increase being greater in the third quarter.

•	We now expect the full year effective tax rate to be somewhat less than the 38.5 percent previously estimated.

Filing of Form 10-Q

Reported results are preliminary and until the filing of our Form 10-Q for the fiscal quarter ended July 30, 2016 with the Securities and Exchange Commission (SEC), remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter 2016 results will be held at 11 a.m. ET on Friday, August 19, 2016. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2016.

Investor Presentation

Stein Mart’s second quarter 2016 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. Stein Mart currently operates 283 stores across 31 states and has plans to expand over the next year. Stein Mart is adding new modern brands to its stores this year to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$319,761	$311,583	$675,473	$665,104
Cost of merchandise sold	230,322	222,648	477,142	467,789

Gross profit	89,439	88,935	198,331	197,315
Selling, general and administrative expenses	83,840	81,545	170,314	167,167

Operating income	5,599	7,390	28,017	30,148
Interest expense, net	883	807	1,849	1,493

Income before income taxes	4,716	6,583	26,168	28,655
Income tax expense	1,709	2,489	9,850	10,997

Net income	$3,007	$4,094	$16,318	$17,658

Net income per share:
Basic	$0.07	$0.09	$0.36	$0.39

Diluted	$0.06	$0.09	$0.35	$0.38

Weighted-average shares outstanding:
Basic	45,719	44,710	45,657	44,661

Diluted	46,555	45,926	46,415	45,846

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$11,765	$11,830	$11,620
Inventories	279,691	293,608	277,243
Prepaid expenses and other current assets	20,925	18,586	30,060

Total current assets	312,381	324,024	318,923
Property and equipment, net	169,597	162,954	156,072
Other assets	29,892	29,247	30,323

Total assets	$511,870	$516,225	$505,318

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,185	$105,569	$122,699
Current portion of debt	10,000	10,000	9,167
Accrued expenses and other current liabilities	68,411	71,571	64,661

Total current liabilities	176,596	187,140	196,527
Long-term debt	157,371	180,150	161,033
Deferred rent	42,286	41,146	37,532
Other liabilities	46,149	31,472	36,250

Total liabilities	422,402	439,908	431,342

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock - $.01 par value; 100,000,000 shares authorized; 46,848,195, 45,814,583 and 45,702,328 shares issued and outstanding, respectively	468	458	457
Additional paid-in capital	46,547	42,801	40,025
Retained earnings	42,722	33,337	33,918
Accumulated other comprehensive loss	(269)	(279)	(424)

Total shareholders’ equity	89,468	76,317	73,976

Total liabilities and shareholders’ equity	$511,870	$516,225	$505,318

NOTE TO PRESS RELEASE

Note 1 – EBITDA:

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	26 Weeks	26 Weeks
	Ended	Ended
	July 30, 2016	Aug. 1, 2015
Net income	$16,318	$17,658
Add back amounts for computation of EBITDA:
Interest expense, net	1,849	1,493
Income tax expense	9,850	10,997
Depreciation and amortization	15,611	14,534

EBITDA	43,628	44,682

Adjustments:
Ecommerce losses	1,812	1,273
Expense related to legal settlements	1,833	113
Store closing and impairment charges	38	64
Pre-opening costs	1,388	815

Total adjustments	5,071	2,265

Adjusted EBITDA	$48,699	$46,947